08.20.2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of DryerTech Industries Ltd. and its subsidiary on Form S-1 of our audit report, dated July 28, 2010 relating to the accompanying consolidated balance sheet as of May 31, 2010 and the related consolidated statements of operations, stockholders’ deficit, and cash flows from inception (September 11, 2009) through May 31, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
08.20.2010